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                                                                      EXHIBIT 14


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to the Registration Statement of the Warburg, Pincus Emerging Markets II Fund, Inc. on Form N-14 (File No. 333-60933) of our report dated October 17, 1997 on our audit of the financial statements and financial highlights of the BEA Emerging Markets Equity Fund, a portfolio of The RBB Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended August 31, 1997, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the heading "Financial Statements and Experts."



/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP



2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 9, 1998